SERVICE CONTRACT

between

DeguDent GmbH

Rodenbacher Chaussee 4

D-63457 Hanau-Wolfgang
Germany

(hereinafter referred to as “the Company”)

represented by its sole shareholder

Dentsply Germany Holdings GmbH
Bayernwaldstr. 15
81737 Munchen

- on the one hand –

and

Albert Sterkenburg
Hohenwaldstr. 27
82041 Oberhaching
Germany

(hereinafter referred to as “Albert Sterkenburg” or as “Employee”)

-	on the other hand –

Effective as of November 1, 2003 (the “Effective Date”).

Section 1

Employee has the position of Managing Director of the Company (or any legal successor company to the Company which shall be included in any reference to Company herein).

The shareholders’ meeting of the Company will appoint Employee as a managing director (Geschaftsfuhrer) of the Company with single signing authority.

Employee will perform his services at the Company’s headquarters in Hanau-Wolfgang, Germany. The Company has the right to assign to Employee other appropriate tasks and positions with the Company, its ultimate parent, Dentsply International Inc. (“Dentsply”) or companies associated with Dentsply, taking into consideration his educational background and experience. For purposes of this Contract the term “companies associated with the Company” shall have the meaning as defined in

Section 15 of the Stock Corporation Act (Aktiengesetz).

In the event that Employee is required to relocate, relocation expenses will be reimbursed pursuant to the Dentsply Relocation Policy as amended and attached hereto as

Appendix A.

Employee shall observe the instructions of the Company’s shareholders’ meeting, the provisions of law as well as general commercial principles. The Company’s shareholders’ meeting has the right to delegate its right to give instructions to Employee to an individual or corporate body of its choice. Until further notice, this delegation is made in favor of Mr. Rudolf Lehner, Senior Vice President, Dentsply International Inc. (“the Shareholders’ Delegate”) to whom Employee will report.

Section 2

Employee shall work exclusively for the Company. Without the prior written approval of the Shareholders’ Delegate, he shall neither be entitled to engage in professional or occupational activities other than for the Company, nor invest in or participate in business enterprises of any kind whatsoever; the foregoing shall not apply to the usual acquisition of shares of stock for investment purposes only.

Employee shall not accept membership in corporate bodies of other companies (such as Boards of Directors, Supervisory Boards or similar bodies) or act as a consultant for other companies without the prior written consent of the Shareholders’ Delegate.

Publications and speeches of Employee which touch on the interests of the Company shall be cleared in advance with the Shareholders’ Delegate unless they are for purposes of sales promotion for the Company or are otherwise within the scope of normal activity of the Company.

Section 3

Employee obligates himself to treat confidentially all business and technical matters, procedures and information of the Company, of Dentsply and of companies associated with Dentsply which come to his attention in the course of his service relationship. This applies in particular to financial statements, technical work and data, research and development, sales and production figures, prices, calculations and customers. The confidentiality obligation applies equally during the term of this Service Contract and after its expiration.

This duty of confidentiality in principle also applies in relation to other employees, unless the performance of Employee’s contractual duties or the duties of other employees necessitates the making available of such information.

Employee has to protect against inspection by unauthorized persons all documents as well as copies, computer files and carbon copies thereof including his own notes pertaining to his professional work.

When leaving the Company, Employee shall immediately return to the Company in their entirety all printed materials, documents, software, electronic data, computer files, notes, drafts, blueprints, sketches and similar papers including carbon copies, photostatic copies or other copies which concern the affairs of the Company or other companies associated with Dentsply. The same shall apply in the event that Employee is released from his duty to provide services pursuant to Section 10 paragraph 4 of this Service Contract. Employee shall have no right of retention with respect to such materials.

Section 4

As remuneration for the performance of his services, Employee shall receive an annual gross salary of 200,000 EUROS (“the Base Salary”) to be payable in 12 equal installments of 16,666 EUROS at the end of each respective month. The payment of this salary shall also be regarded as full compensation for any work performed by

Employee over and beyond the usual office hours. The Base Salary will be reviewed annually.

For the discharge of his duties and social obligations as managing director of the Company, the Company will provide Employee with a company car according to the Dentsply Company Car Policy (Mercedes 280E or equivalent). Employee is entitled to use this company car also for private purposes as long as he actively renders services to the Company within the framework of this Service Contract. The Company’s obligations to provide Employee with a company car ceases immediately upon the giving of notice of termination by either party. Employee shall have no right of retention with respect to the company car.

Section 5

Employee shall be eligible for participation in the Dentsply Incentive Compensation Plan (ICP) which for the Employee’s position has a target annual bonus of 40.7% of Base Salary for the achievement of annually identified business objectives (for example, budgeted third party sales and income from operations). A copy of the ICP is attached as Appendix B.

Employee shall further be eligible for participation in the Management Stock Option Plan of Dentsply International Inc. which is operated at the discretion of the Dentsply Board of Directors, and grants thereunder are made entirely at the discretion of the Board. Options granted thereunder are for ten years and vest one-third each for the first three years of the grant.

Section 6

Within the scope of the compulsory government insurance system, presently the health insurance (gesetzliche Krankenversicherung), nursing home insurance (Pflegeversicherung), old-age insurance (Rentenversicherung) and unemployment insurance (Arbeitslosenversicherung), the Company makes the prescribed employer contributions. Pursuant to the statutory provisions, Employee’s employee contributions will be withheld from his gross salary. If Employee decides to take out private health insurance and nursing home insurance (private Kranken- und Pflegeversicherung), the Company shall pay him an amount equal to the amounts it would have to pay as employer contributions if Employee were covered by the compulsory health insurance and nursing home insurance (gesetzliche Kranken- und Pflegeversicherung) and insured through the Allgemeine Ortskrankenkasse with jurisdiction for Munich.

If Employee should fall ill or be hindered from performing his services in accordance with this Service Contract for reasons beyond his control, the remuneration provided in Section 4 of this Service Contract shall continue to be paid for the duration of six months.

If Employee should pass away during the term of this Service Contract, his widow and children of the marriage shall have a claim to the continuation of payment of the monthly remuneration he last received for the month in which he passed away for the three subsequent months as joint and several creditors. For children, this shall only apply insofar as they have not yet reached their 26th birthday and completed their education.

Section 7

To the extent wage taxes are required to be paid with respect to the remuneration and benefits due to Employee, including but not limited to wage taxes for the private use of his company car, or wage taxes for a bonus paid to Employee by the Company,

Employee shall fully bear such taxes.

Section 8

Employee is entitled to an annual vacation of 30 working days. Working days are deemed to be all days except Saturdays, Sundays and statutory public holidays in the State of Bavaria.

Section 9

Travel expenses and other expenses incurred by Employee in the interest of the Company will be reimbursed on the basis of the Dentsply Business and Travel Expenses Policy.

Section 10

This Service Contract is concluded for an indefinite period of time commencing as of November 1, 2003. Any and all prior employment or service contracts, agreements or prior employment terms between Employee and the Company, Dentsply or associated companies are hereby terminated at such date, including, specifically, the Service Contract between Employee and VDW GmbH dated January 1, 2000, except that the obligation of Employee to maintain the confidential information of VDW GmbH shall continue. VDW GmbH is a signatory to this Agreement to consent to the provisions of this Section 10.

The service relationship of Employee can be terminated by either party by six months’ prior notice, effective as of the end of a calendar month.

Should the notice periods agreed upon in para. 2 above be extended by mandatory provisions of law, such extensions shall be applicable for and against both contracting parties.

After an ordinary or extraordinary termination of this Service Contract, regardless of which party has given notice of termination, the Company is entitled immediately to release Employee from his obligation to perform services pursuant to this Service Contract, it being understood that Employee remains (I) bound by all other obligations arising from his employment relationship, and (ii) entitled to his total contractual emoluments (Sections 4 through 6 supra) through the end of his employment relationship.

This Service Contract shall end automatically at the end of the month in which

Employee completes his 65th year. The parties may terminate this Service Contract at any time by mutual agreement.

The appointment of Employee as managing director may be revoked by shareholders’ resolution at any time, regardless of any compensation claims arising out of this Service Contract which he may have.

Section 11

The Company shall assist Employee in finding new housing and shall reimburse

Employee for reasonable moving expenses for himself and his family from the Munich area to the Frankfurt area in accordance with the Dentsply Relocation Policy.

Section 12

Upon the Effective Date, the Employee shall participate in the DeguDent pension fund at the level described in Appendix C. Additionally, in lieu of past pension commitments, the Company shall make a payment for the benefit of the Employee to the program or policy in the amount and manner as set forth in Appendix C.

Section 13

In case Employee makes any inventions or develops proposals for technical improvements (hereinafter collectively referred to as “inventions”), he shall immediately notify the Company and shall assign such inventions to the Company upon its request. The provisions of the Law on Employee Inventions (Gesetz uber Arbeitnehmererfindungen) of July 25, 1957 as well as the implementing provisions regarding the compensation for employee inventions in private industry issued thereunder shall not apply mutatis mutandis. Employee shall be deemed to be adequately compensated for such inventions by the contractual emoluments and fringe benefits stipulated in this Service Contract.

For results of Employee’s work which give rise to copyright, Employee hereby grants the Company an exclusive world-wide right of use which is unlimited as to space and time as well as the right to transfer such a right of use, it being understood that

Employee shall not be entitled to any compensation for the grant of said rights.

Section 14

14.	Prohibition of Competition

14.1

After the end of the Service Contract Employee shall be prohibited for the duration of 24 months from working for a competitor of the Company, operating such a competitor himself, or participating in such a competitor in a form which makes it possible to take an influence on management.

14.2

A competitor is any business without regard to its legal form which, in relation to the Company and its business activities at the time of the end of Employee’s employment contract, produces or distributes similar or substitutable products and facilities, or competes with these businesses with respect to these products and facilities. The same shall apply with respect to products and facilities the production and preparation of which are still being developed by the Company and with respect to which Employee has acquired information through his work for the Company.

The contracting parties stipulate

(i)	the field of business of the Company is the manufacture and distribution of a variety of consumable dental products, equipment and materials for use by dental laboratories,

(ii)	in particular, but only by illustration and not by limitation, the following companies are to be regarded as competitors of the Company:

Ivoclar/Vivadent

Heraeus – Kulzer

3M/ESPE

Mani

Sybron/Kerr

Brasseler

Micro Mega

Vita

14.3

The prohibition of competition extends to the territory of EU, Japan, Brazil and the USA and to other countries where the Company operated in the last calendar year before the termination of the Service Contract with Employee.

14.4

For the duration of the prohibition of competition and regardless of whether the Company or Employee gave notice of termination, the Company agrees to pay Employee compensation on the same pay schedule as while he was employed an amount equal to half of the total compensation last paid to Employee prior to Notice of Termination.

14.5

Employee undertakes during the term of the prohibition of competition to give information if requested concerning the amount of his income, and to provide the address of his employer. After the end of the calendar year, Employee shall be obliged to present his income tax assessment notice or his annual wage tax adjustment, as the case may be, as soon as possible. Moreover Employee shall be obliged at the end of every calendar year to present his wage tax card and to adduce proof of all income achieved through work without any wage tax card. Any amounts due under paragraph 14.4 shall be reduced by the amounts earned by Employee in any other employment, including any consulting work. In all other respects the payment and calculation of the compensation to be paid under paragraph 14.4 shall be governed by the mutatis mutandis application of S 74b and S 74c of the Commercial Code (“HGB”).

14.6	Employee is obliged to pay a contractual penalty in the amount of

Euro 50,000 for each and every violation of this prohibition of competition. In the case of a continuous violation (e.g. work for a competing business for more than one month, self-employed competitive activity for more than one month) the contractual penalty shall be payable anew upon every beginning of a month, but its amount shall be limited to six times the monthly gross amount last earned by

Employee per month before the end of the Service Contract pursuant to

Section 4.

During the time of the violation of the prohibition of competition, Employee shall have no right to compensation.

14.7

At any time the Company can waive the prohibition of competition by stating so in writing. If the Company waives such prohibition, the Company must then pay compensation in accordance with paragraph 14.4 only until the end of a period of twelve (12) months counting from the date of such waiver.

14.8

To the extent applicable, the provisions of the German Commercial Code (HGB) in effect at the signing of this Service Contract are applicable to this prohibition of competition. If any binding provisions for non-compete covenants applicable to managing directors are amended or enacted by statutory or case law, the amended or newly enacted binding provisions shall be applicable with the proviso that the Company already hereby pledges compliance with those obligations which must at least be assumed in order to maintain the validity of the prohibition of competition. To the extent such amendments or new provisions provide for a limitation of the scope of the prohibition of competition, the latter shall remain in effect to the largest extent then possible.

Section 15

Changes or amendments to this Service Contract including this Section 15 and any supplementary agreements must be made in writing.

Section 16

To the extent that any one or several provisions of this Service Contract should be or become invalid, unenforceable, void or illegal this shall have no effect on the remainder of the Contract. In place of the invalid, unenforceable, void or illegal provision the parties shall be deemed to have agreed upon such valid, enforceable and legal provision which accomplishes, to the extent possible, the same economic purpose as the invalid, illegal, void or unenforceable provision unless the parties agree otherwise.

Section 17

This Service Contract as well as any supplementary agreements shall be subject to the law of the Federal Republic of Germany.

York, Pa	10/08/03
Place	Date

DeguDent GmbH

represented by its sole shareholder

Dentsply Germany Holdings GmbH

By:_____________________________

Name: Robert J. Winters

Managing Director (Geschaftsfuhrer)

Munich, Germany	10/09/03
Place	Date

/s/Albert Sterkenburg

York, Pa	10/08/03
Place	Date

VDW GmbH, represented by its sole shareholder, Dentsply Germany Holdings GmbH,

hereby consents and agrees to the first paragraph of Section 10 of this Service Contract.

By: /s/ Robert J. Winters

Name: Robert J. Winters

Managing Director (Geschaftsfuhrer)

I hereby certify to have received a validly signed counterpart of the above Service Contract.

10/09/03

Date

/s/Albert Sterkenburg

Appendices A-C

AMENDMENT TO SERVICE CONTRACT

This Agreement shall constitute an amendment (“Amendment”) to the Service Contract (“Contract”) by and between DeguDent GmbH, Rodenbacher Chaussee 4, D-63457

Hanau-Wolfgang, Germany (the “Company”) AND Dr. Albert Sterkenburg, Hohenwaldstr. 27 82041 Oberhaching, Germany, whose current address is Amselberg 20, 65191 Wiesbaden, Germany (“Employee”), which was effective as of November 1, 2003.

WHEREAS, the parties wish to make several amendments to the Contract.

NOW THEREFORE, intending to be legally bound, the parties hereby agree to amend the Contract, as follows:

1.	Employee’s title shall be changed from General Manager of the Company to

Vice President, Global Prosthetics.

2.	The annual gross salary (“Base Salary”) referenced in Section 4 shall be increased to 250,000 EUROS to be payable in twelve (12) equal installments of

20,416.67 EUROS.

3.

Employee shall continue to be eligible for participation in the Dentsply Incentive Compensation Plan referenced in Section 5, except that his target annual bonus of Base Salary shall be increased to forty-five percent (45%) of his Base Salary.

4.

This Amendment confirms that Employee is and shall continue to be provided disability/invalidity and accidental death insurance (Unfallversicherung im Todes- und Invaliditätsfall) for which the Company shall pay the premium cost, at the following benefit levels:

disability/invalidity insurance – 461,000 EUROS

accidental death insurance – 307,000 EUROS

5.	The second paragraph of Section 4 of the Contract is hereby amended to provide that the Company car provided to the Employee shall be a car at a level equivalent to a total cost of 85,000 EUROS.

6.	The last paragraph of Section 6 of the Contract is hereby amended to provide that the payments provided for in Section 6 shall be for twelve (12) months rather than three (3) months.
7.	In all other respects, the Contract remains in full force, in accordance with its terms as hereby amended.
8.	This Amendment shall become effective on the 1st day of February, 2006.

Hanau, Germany	1/31/06
Place	Date

DeguDent GmbH

represented by its sole shareholder

Dentsply Germany Holdings GmbH

By: /s/ William E. Reardon

Name: William E. Reardon

Managing Director (Geschaftsfuhrer)

York, Pa	1/26/06
Place	Date

/s/Albert Sterkenburg

Hanau, Germany	1/31/06
Place	Date

VDW GmbH, represented by its sole shareholder, Dentsply Germany Holdings GmbH,

hereby consents and agrees to the first paragraph of Section 10 of this Service Contract.

By: /s/ William E. Reardon

Name: William E. Reardon

Managing Director (Geschaftsfuhrer)

I hereby certify to have received a validly signed counterpart of the above Service Contract.

1/31/06

Date

/s/Albert Sterkenburg

SECOND AMENDMENT TO SERVICE CONTRACT

          This Agreement shall constitute an amendment (“Amendment”) to the Service Contract, as previously amended, (“Contract”) by and between DeguDent GmbH, Rodenbacher Chaussee 4, D-63457 Hanau-Wolfgang, Germany (the “Company”) AND Dr. Albert Sterkenburg, Hohenwaldstr. 27 82041 Oberhaching, Germany, whose current address is Amselberg 20, 65191 Weisbaden, Germany (“Employee”), which was effective as of November 1, 2003.

WHEREAS, the parties wish to make several amendments to the Contract.

          NOW THEREFORE, intending to be legally bound, the parties hereby agree to amend the Contract, as follows:

1.	Employee’s title shall be changed from Vice President, Global Prosthetics to Senior Vice President.
2.	The annual gross salary (“Base Salary”) referenced in Section 4 shall be 262,500 EUROS to be payable in twelve (12) equal installments of 21,875 EUROS.
3.

Employee shall continue to be eligible for participation in the Dentsply Incentive Compensation Plan referenced in Section 5, except that his target annual bonus of Base Salary shall be increased to fifty-five percent (55%) of his Base Salary.

4.

Notwithstanding any provisions in this Contract to the contrary, if the Contract is terminated by the Company for other than good cause, then the Company shall provide to Employee the Contract emoluments (sections 4 through 6) for a period that is the earlier of: (i) the Employee reaches age 65; or, (ii) two (2) years from the date of the notice of termination, in either case, minus any amounts Employee otherwise receives by law as a result of such termination. For avoidance of doubt, good cause shall not include termination because the Company believes the Employee is not adequately performing his business decisions and actions.

5.	In all other respects, the Contract remains in full force, in accordance with its terms as hereby amended.
6.	This Amendment shall become effective on the 1st day of January, 2009.

Place	Date

DeguDent GmbH

represented by its sole shareholder

Dentsply Germany Holdings GmbH

By:

Name:

Managing Director (Geschaftsfuhrer)

Place	Date

Albert Sterkenburg

Place	Date

I hereby certify to have received a validly signed counterpart of the above Service Contract.

Date

Albert Sterkenburg